Exhibit 99.1

MTR GAMING GROUP ANNOUNCES COMPLETION OF REFINANCING

CHESTER, WV — August 2, 2011 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) today announced that, on August 1, 2011, it successfully completed its previously announced offering of $565.0 million in aggregate principal amount of 11.50% Senior Secured Second Lien Notes due 2019 (the “Notes”).  The Notes were issued at 97% of their aggregate principal amount.  The Company also announced the completion and settlement of its previously announced Tender Offers and Consent Solicitations (as defined below).

As previously announced, on July 7, 2011,  the Company commenced  cash tender offers and consent solicitations for any and all outstanding (i) 9% Senior Subordinated Notes due 2012 (the “2012 Notes”) issued by the Company (the “2012 Notes Tender Offer and Consent Solicitation”) and (ii) 12.625% Senior Secured Notes due 2014 (the “2014 Notes,” and together with the 2012 Notes, the “Existing Notes”) issued by the Company (the “2014 Notes Tender Offer and Consent Solicitation” and together with the 2014 Notes Tender Offer and Consent Solicitation, the “Tender Offers and Consent Solicitations”).  The Company announced today that holders of a majority of the 2012 Notes and greater than 66 2/3% of the 2014 Notes have tendered such Existing Notes and submitted consents to the proposed amendments to the indentures governing such Existing Notes and that the supplemental indentures eliminating substantially all of the restrictive covenants contained in such indentures and releasing the collateral securing the Company’s obligations under the 2014 Notes were executed.  The Existing Notes that remain outstanding following the consummation of the Tender Offers and Consent Solicitations will be redeemed on August 31, 2011.

The net proceeds from the sale of the Notes, together with cash on hand, (i) were used to (a) purchase the Company’s Existing Notes that were tendered in connection with the Tender Offers and Consent Solicitations and pay accrued and unpaid interest thereon, (b) pay the consent fees associated with the Tender Offers and Consent Solicitations, (c) fund the redemption of the Existing Notes that remained outstanding following the consummation of the Tender Offers and Consent Solicitations and pay accrued and unpaid interest thereon, and (d) pay fees and expenses in connection with the offering of the Notes and the Tender Offers and Consent Solicitations, and (ii) will be used to establish a video lottery gaming facility at Scioto Downs.

The Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S of the Securities Act.  The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements and applicable state securities laws.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Offers of the Notes were made only by means of an offering circular.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

This press release contains certain forward-looking statements with respect to the Tender Offers and Consent Solicitations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the satisfaction of certain conditions as described herein, financial market risks, general economic conditions, regulatory matters, our ability to refinance our indebtedness and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

jbittner@mtrgaming.com